Exhibit 4.7

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933 OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT, THE AVAILABILITY OF WHICH EXEMPTION MUST BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE COMPANY.  THE TRANSFER OF THIS INSTRUMENT IS RESTRICTED AS DESCRIBED HEREIN.

Issue Date:  December 11, 2013

STOCK PURCHASE WARRANT

ARCADIA BIOSCIENCES, INC.

This Warrant is issued, for value received, to Mahyco International Pte Ltd., a company formed under the laws of Singapore (“Holder”), by Arcadia Biosciences, Inc., an Arizona corporation (“Company”), pursuant to that certain Note and Warrant Purchase Agreement between Company and Holder dated September 27, 2013 (the “Purchase Agreement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.                                      Purchase of Shares.  Subject to the terms and conditions as hereinafter set forth, the Holder of this Warrant is entitled, upon surrender of this Warrant to the Company, to purchase from the Company up to 302,665 shares of the Company’s Common Stock (the “Exercise Stock”).

2.                                      Exercise Price.  The purchase price for each share of Exercise Stock subject to this Warrant will be equal to US$4.13 per share (the “Exercise Price”).

3.                                      Exercise Period.  This Warrant shall immediately vest on the Issue Date stated above and remain exercisable until and including the fifth anniversary of the Issue Date.

4.                                      Method of Exercise; Expenses.

(a)                                 While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, and from time to time, the purchase rights evidenced hereby.  Such exercise will be effected by:

(i)                                     the surrender of this Warrant, together with a duly executed copy of the form of subscription attached hereto, to the Secretary of the Company at its principal offices; and

(ii)                                  the payment to the Company in cash or check of an amount equal to the aggregate Exercise Price for the number of shares of Exercise Stock being purchased.

(b)                                 The Company will pay all expenses, taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of this Warrant and the Exercise Stock.

(c)                                  Each exercise of this Warrant will be deemed to have been effected immediately prior to the close of business on the day on which this Warrant will have been surrendered to the Company as provided in Section 4(a) above.  At such time, the person or persons in whose name or names any certificates for the shares of Exercise Stock will be issuable upon such exercise will be deemed to have become the Holder or holders of record of the Exercise Stock represented by such certificates.

(d)                                 If this Warrant is exercised in part only, the Company shall, if this Warrant is surrendered for cancellation, execute and deliver a new Warrant of the same tenor evidencing the right of the Holder to purchase the balance of the Exercise Stock hereunder upon the same terms and conditions as herein set forth.

5.                                      Certificates for Shares.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of shares of Exercise Stock so purchased will be issued as soon as practicable thereafter, and in any event within 10 business days of the delivery of the subscription notice.

6.                                      Valid Issuance of Shares.  The Company covenants that: (i) it will at all times keep reserved for issuance upon exercise hereof such number of shares of Exercise Stock as will be issuable upon such exercise, and (ii) the shares of Exercise Stock, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and preemptive or similar rights with respect to the issuance thereof.

7.                                      Adjustment of Exercise Price and Type and Number of Shares.

(a)                                 The Exercise Price and the number and kind of shares of Exercise Stock (or other securities) purchasable hereunder will be subject to adjustment as follows: In case the Company will at any time prior to the expiration of this Warrant, (i) pay a dividend or make a distribution on the outstanding shares of Exercise Stock, (ii) subdivide the outstanding shares of Exercise Stock into a larger number of shares of Exercise Stock, (iii) combine the outstanding shares of Exercise Stock into a smaller number of shares of Exercise Stock, or (iv) issue any equity interest in a reclassification of Exercise Stock, then, and in each such case, the Exercise Price and number of shares of Exercise Stock (or other securities) purchasable hereunder in effect immediately prior to such event will be adjusted (and any other appropriate actions will be taken by the Company) so that the Holder of this Warrant will be entitled to receive, for the same aggregate consideration, the number of shares of Exercise Stock or other securities of the Company that the Holder would have owned or been entitled to receive upon or by reason of any of the events described above, had this Warrant been exercised immediately prior to the occurrence of such event with respect to any unexercised portion of this Warrant.  Any adjustment made pursuant to this Section 7(a) will become effective (x) in the case of any such dividend or distribution, on the date immediately following the close of business on the record date for the determination of Holders of Exercise Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, on the close of business on the day upon which such corporate action becomes effective.

(b)                                 If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to exercise this Warrant as provided in Section 1 prior to the consummation of such Reorganization, and shall receive, in lieu of the Exercise Stock (or other securities) issuable upon such an exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which the Holder is entitled upon the consummation of such Reorganization.  The Company shall notify the Holder of its plan to enter into any Reorganization at least thirty (30) days prior to the consummation of such Reorganization and shall make the aforesaid lawful provisions and deliver the aforesaid duly executed documents as soon as possible after providing such notice, but in any event prior to the consummation of such Reorganization.  If the Holder elects not to exercise this Warrant prior to consummation of such Reorganization, this Warrant will terminate in its entirety on consummation of such Reorganization.  For the purposes of this Section 7(b), the term “Reorganization” shall include without limitation any reclassification, capital reorganization, conversion or change of the Exercise Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Exercise Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

(c)                                  When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company will promptly notify the Holder of this Warrant of such event and of the number of shares of Exercise Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

8.                                      No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares will be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company will make a cash payment therefor on the basis of the Exercise Price then in effect.

9.                                      No Stockholder Rights.  Prior to exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the shares of Exercise Stock, including (without limitation) the right to vote such shares, receive dividends or other distributions thereon, or be notified of stockholder meetings.

10.                               Transferability.  Subject to compliance with applicable federal and state securities laws in the United States, Singapore and any other jurisdiction applicable to Holder, including without limitation the restrictions set forth in Section 4 of the Purchase Agreement, this Warrant and all rights hereunder are transferable in whole or in part by the Holder of this Warrant to any affiliate of the Holder (including, without limitation, partners, members and directors) upon written notice to the Company.  Absent the prior written consent of the Company, Holder may not assign this Warrant to any other person or entity.  In the event of a partial transfer, the Company will issue to Holder and the permitted transferee one or more appropriate new Warrants.

11.                               Successors and Assigns.  The terms and provisions of this Warrant will inure to the benefit of, and be binding upon, the Company and the Holders hereof and their respective successors and permitted assigns.

12.                               Amendments and Waivers.  Any waiver or amendment of any term of this Warrant must be in writing signed by the Holder and by the Company and will be binding upon any subsequent holder of this Warrant.

13.                               Notices.  All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address as set forth on the books of the Company or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by reputable overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents, and other communications hereunder will be deemed to have been given either (x) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (y) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (z) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

14.                               Governing Law.  This Warrant will be governed by the laws of the State of Arizona (without giving effect to the conflict of law principles thereof).

THE COMPANY:

Arcadia Biosciences, Inc., an Arizona corporation

By:
Name:	Eric J. Rey
Title:	President & CEO
Address:	4222 E Thomas Rd, Suite 245
Phoenix, AZ 85018

SUBSCRIPTION

Arcadia Biosciences, Inc., an Arizona corporation

Attention: Corporate Secretary

The undersigned, the Holder of the attached Warrant, hereby irrevocably elects to purchase, pursuant to the provisions of the attached Warrant, shares of Exercise Stock of Arcadia Biosciences, Inc., an Arizona corporation.

Payment of the exercise price per share required under such Warrant accompanies this Subscription.

WARRANT HOLDER:

Name of Holder:

By:

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